Exhibit 99.1

Policy, Government and Public Affairs Chevron Corporation P.O. Box 6078 San Ramon, CA 94583-0778 www.chevron.com

News Release

FOR RELEASE AT 5:30 AM PDT OCTOBER 28, 2011

CHEVRON REPORTS THIRD QUARTER NET INCOME OF $7.8 BILLION,

UP FROM $3.8 BILLION IN THIRD QUARTER 2010

•	Upstream earnings of $6.2 billion increase $2.6 billion on higher prices for crude oil
•	Downstream earnings of $2.0 billion increase $1.4 billion on gains from asset sales and improved margins

SAN RAMON, Calif., October 28, 2011 — Chevron Corporation (NYSE: CVX) today reported earnings of $7.8 billion ($3.92 per share — diluted) for the third quarter 2011, compared with $3.8 billion ($1.87 per share — diluted) in the 2010 third quarter.

Sales and other operating revenues in the third quarter 2011 were $61 billion, up from $48 billion in the year-ago period, mainly due to higher prices for crude oil and refined products.

Earnings Summary

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of dollars	2011	2010	2011	2010

Earnings by Business Segment
Upstream	$6,201	$3,564	$19,049	$12,830
Downstream	1,986	565	3,652	1,736
All Other	(358)	(361)	(929)	(837)

Total (1)(2)	$7,829	$3,768	$21,772	$13,729

(1) Includes foreign currency effects	$ 449	$ (367)	$ 204	$(324)
(2) Net income attributable to Chevron Corporation (See Attachment 1)

“We had another successful quarter,” said Chairman and CEO John Watson, “with both strong earnings and cash flow. Current quarter earnings for our upstream operations benefited from higher crude oil prices on world markets. At the same time, gains on asset sales and improved margins for refined petroleum products contributed to increased earnings for our downstream businesses.”

Watson commented, “We continue to progress our major capital projects. The recent decision to develop the Wheatstone LNG project represents a major milestone in the company’s efforts to commercialize our significant natural gas resource base in Australia. The Wheatstone and Gorgon LNG projects are expected to provide substantial new energy supplies to meet growing demand in the Asia-Pacific region.” Additional upstream achievements in recent months include:

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•	Australia — Signed binding Sales and Purchase Agreement with Kyushu Electric for Wheatstone LNG and for Kyushu Electric to acquire an equity share in the field licenses and LNG facilities.

•	Thailand — Announced first gas at the Platong Gas II natural gas development in the Gulf of Thailand.

•	United Kingdom — Reached final investment decision for the Clair Ridge project in the North Sea.

•	United States — Announced a new oil discovery at the Moccasin prospect in the deepwater Gulf of Mexico.

•	United States — Reached final investment decision for the Tubular Bells project in the deepwater Gulf of Mexico.

“In the downstream business, we reached a major milestone in our efforts to streamline our asset portfolio with completion of the sale of our refining and marketing assets in the United Kingdom and Ireland, including the Pembroke Refinery,” Watson added. The company also completed the sale of certain other fuels-marketing and aviation businesses in the Caribbean and South America in the third quarter 2011.

Earlier this week, the company announced an increase in the quarterly dividend of 3.8 percent to $0.81 per share. This follows an increase of 8.3 percent announced in the second quarter 2011. The company purchased $1.25 billion of its common stock in the third quarter 2011 under its share repurchase program.

UPSTREAM

Worldwide net oil-equivalent production was 2.60 million barrels per day in the third quarter 2011, down from 2.74 million barrels per day in the 2010 third quarter. Production increases from project ramp-ups in Canada, the United States and Brazil and new volumes stemming from the acquisition of Atlas Energy, Inc. were more than offset by maintenance-related downtime, normal field declines and an approximate 39,000 barrels per day negative effect of higher prices on volumes produced under cost-recovery and variable-royalty contract provisions.

U.S. Upstream

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of Dollars	2011	2010	2011	2010

Earnings	$1,508	$946	$4,907	$3,192

U.S. upstream earnings of $1.51 billion in the third quarter 2011 were up $562 million from a year earlier. The benefit of higher crude oil realizations was partly offset by lower production.

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The company’s average sales price per barrel of crude oil and natural gas liquids was $97 in the third quarter 2011, up from $69 a year ago. The average sales price of natural gas was $4.14 per thousand cubic feet, compared with $4.06 in last year’s third quarter.

Net oil-equivalent production of 662,000 barrels per day in the third quarter 2011 was down 30,000 barrels per day, or 4 percent, from a year earlier. The decrease in production was associated with normal field declines and tropical storm and maintenance-related downtime. Partially offsetting this decrease was production from the acquisition of Atlas Energy, Inc. in first quarter 2011, and increases at the Perdido project in the Gulf of Mexico. The net liquids component of oil-equivalent production decreased 6 percent in the 2011 third quarter to 453,000 barrels per day, while net natural gas production remained flat at 1.26 billion cubic feet per day.

International Upstream

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of Dollars	2011	2010	2011	2010

Earnings*	$4,693	$2,618	$14,142	$9,638

*Includes foreign currency effects	$304	$(245)	$214	$(240)

International upstream earnings of $4.69 billion increased $2.08 billion from the third quarter 2010. Higher realizations for crude oil increased earnings between quarters. This benefit was partly offset by higher tax charges. Foreign currency effects increased earnings by $304 million in the 2011 third quarter, compared with a decrease of $245 million a year earlier.

The average sales price for crude oil and natural gas liquids in the 2011 third quarter was $103 per barrel, up from $70 a year earlier. The average price of natural gas was $5.50 per thousand cubic feet, compared with $4.73 in last year’s third quarter.

Net oil-equivalent production of 1.94 million barrels per day in the third quarter 2011 was down 109,000 barrels per day from a year ago. Production increases from project ramp-ups in Canada and Brazil were more than offset by maintenance-related downtime, an approximate 39,000 barrels per day negative effect of higher prices on volumes produced under cost-recovery and variable-royalty contract provisions, and normal field declines. The maintenance-related downtime included the effects of damage to a third-party pipeline in Thailand, since remediated, which resulted in the shut-in of production. The net liquids component of oil-equivalent production decreased 5 percent to 1.35 million barrels per day, while net natural gas production declined 7 percent to 3.50 billion cubic feet per day.

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DOWNSTREAM

U.S. Downstream

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of Dollars	2011	2010	2011	2010

Earnings	$704	$349	$1,710	$864

U.S. downstream operations earned $704 million in the third quarter 2011, compared with $349 million a year earlier. Earnings mainly benefited from improved margins on refined product sales and lower operating expenses.

Refinery crude-input of 897,000 barrels per day in the third quarter 2011 increased 17,000 barrels per day from the year-ago period. Refined product sales of 1.25 million barrels per day were down 91,000 barrels per day from the third quarter of 2010, mainly due to lower gas oil, kerosene and gasoline sales. Branded gasoline sales decreased 8 percent to 529,000 barrels per day due to weaker demand and previously completed exits from selected eastern U.S. retail markets.

International Downstream

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of Dollars	2011	2010	2011	2010

Earnings*	$1,282	$216	$1,942	$872

*Includes foreign currency effects	$148	$(118)	$16	$(83)

International downstream operations earned $1.28 billion in the third quarter 2011, compared with $216 million a year earlier. Earnings benefited from gains on asset sales, including approximately $500 million from the sale of the Pembroke Refinery and related marketing assets in the United Kingdom and Ireland. Also contributing to earnings were improved refined product margins in the 2011 third quarter. Foreign currency effects increased earnings by $148 million in the 2011 quarter, compared with a decrease of $118 million a year earlier.

Refinery crude oil input of 882,000 barrels per day decreased 145,000 barrels per day from the third quarter of 2010, primarily due to the sale of the Pembroke Refinery. Total refined product sales of 1.59 million barrels per day in the 2011 third quarter were 10 percent lower than a year earlier, primarily related to the sale of the company’s refining and marketing assets in the United Kingdom and Ireland. Excluding the impact of 2011 asset sales, sales volumes were essentially flat between periods.

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ALL OTHER

	Three Months Ended Sept. 30		Nine Months Ended Sept. 30
Millions of Dollars	2011	2010	2011	2010

Net Charges*	$(358)	$(361)	$(929)	$(837)

*Includes foreign currency effects	$(3)	$(4)	$(26)	$(1)

All Other consists of mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies.

Net charges in the third quarter 2011 were $358 million, compared with $361 million in the year-ago period.

CAPITAL AND EXPLORATORY EXPENDITURES

Capital and exploratory expenditures in the first nine months of 2011 were $20.8 billion, compared with $15.5 billion in the corresponding 2010 period. This represents 80 percent of the company’s planned annual capital and exploratory expenditures announced in December 2010. The amounts included $1.0 billion in 2011 and $900 million in 2010 for the company’s share of expenditures by affiliates, which did not require cash outlays by the company. Expenditures for upstream represented 90 percent of the companywide total in 2011. These amounts exclude the acquisition of Atlas Energy, Inc., which was accounted for as a business combination.

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NOTICE

Chevron’s discussion of third quarter 2011 earnings with security analysts will take place on Friday, October 28, 2011, at 8:00 a.m. PDT. A webcast of the meeting will be available in a listen-only mode to individual investors, media, and other interested parties on Chevron’s Web site at www.chevron.com under the “Investors” section. Additional financial and operating information will be contained in the Earnings Supplement that will be available under “Events and Presentations” in the “Investors” section on the Web site.

Chevron will post selected fourth quarter 2011 interim performance data for the company and industry on its Web site on Wednesday, January 11, 2012, at 2:00 p.m. PST. Interested parties may view this interim data at www.chevron.com under the “Investors” section.

CAUTIONARY STATEMENTS RELEVANT TO FORWARD-LOOKING INFORMATION

FOR THE PURPOSE OF “SAFE HARBOR” PROVISIONS OF THE

PRIVATE SECURITIES LITIGATION REFORM ACT OF 1995

This press release contains forward-looking statements relating to Chevron’s operations that are based on management’s current expectations, estimates and projections about the petroleum, chemicals and other energy-related industries. Words such as “anticipates,” “expects,” “intends,” “plans,” “targets,” “projects,” “believes,” “seeks,” “schedules,” “estimates,” “budgets” and similar expressions are intended to identify such forward-looking statements. These statements are not guarantees of future performance and are subject to certain risks, uncertainties and other factors, some of which are beyond the company’s control and are difficult to predict. Therefore, actual outcomes and results may differ materially from what is expressed or forecasted in such forward-looking statements.

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The reader should not place undue reliance on these forward-looking statements, which speak only as of the date of this press release. Unless legally required, Chevron undertakes no obligation to update publicly any forward-looking statements, whether as a result of new information, future events or otherwise.

Among the important factors that could cause actual results to differ materially from those in the forward-looking statements are: changing crude oil and natural gas prices; changing refining, marketing and chemical margins; actions of competitors or regulators; timing of exploration expenses; timing of crude oil liftings; the competitiveness of alternate-energy sources or product substitutes; technological developments; the results of operations and financial condition of equity affiliates; the inability or failure of the company’s joint-venture partners to fund their share of operations and development activities; the potential failure to achieve expected net production from existing and future crude oil and natural gas development projects; potential delays in the development, construction or start-up of planned projects; the potential disruption or interruption of the company’s net production or manufacturing facilities or delivery/transportation networks due to war, accidents, political events, civil unrest, severe weather or crude oil production quotas that might be imposed by the Organization of Petroleum Exporting Countries; the potential liability for remedial actions or assessments under existing or future environmental regulations and litigation; significant investment or product changes under existing or future environmental statutes, regulations and litigation; the potential liability resulting from other pending or future litigation; the company’s future acquisition or disposition of assets and gains and losses from asset dispositions or impairments; government-mandated sales, divestitures, recapitalizations, industry-specific taxes, changes in fiscal terms or restrictions on scope of company operations; foreign currency movements compared with the U.S. dollar; the effects of changed accounting rules under generally accepted accounting principles promulgated by rule-setting bodies; and the factors set forth under the heading “Risk Factors” on pages 32 through 34 of the company’s 2010 Annual Report on Form 10-K. In addition, such statements could be affected by general domestic and international economic and political conditions. Other unpredictable or unknown factors not discussed in this press release could also have material adverse effects on forward-looking statements.

Attachment 1

CHEVRON CORPORATION - FINANCIAL REVIEW

(Millions of Dollars, Except Per-Share Amounts)

CONSOLIDATED STATEMENT OF INCOME	Three Months		Nine Months
(unaudited)	Ended September 30		Ended September 30

	2011	2010	2011	2010
REVENUES AND OTHER INCOME
Sales and other operating revenues *	$61,261	$48,554	$186,344	$146,346
Income from equity affiliates	2,227	1,242	5,796	4,127
Other income	944	(78)	1,581	428

Total Revenues and Other Income	64,432	49,718	193,721	150,901

COSTS AND OTHER DEDUCTIONS
Purchased crude oil and products	37,600	28,610	113,560	86,358
Operating, selling, general and administrative expenses	6,493	5,846	19,116	17,204
Exploration expenses	240	420	830	812
Depreciation, depletion and amortization	3,215	3,401	9,598	9,624
Taxes other than on income *	3,544	4,559	12,948	13,568
Interest and debt expense	—	9	—	46

Total Costs and Other Deductions	51,092	42,845	156,052	127,612

Income Before Income Tax Expense	13,340	6,873	37,669	23,289
Income tax expense	5,483	3,081	15,813	9,473

Net Income	7,857	3,792	21,856	13,816
Less: Net income attributable to noncontrolling interests	28	24	84	87

NET INCOME ATTRIBUTABLE TO CHEVRON CORPORATION	$7,829	$3,768	$21,772	$13,729

PER-SHARE OF COMMON STOCK
Net Income Attributable to Chevron Corporation
- Basic	$3.94	$1.89	$10.93	$6.88
- Diluted	$3.92	$1.87	$10.86	$6.84
Dividends	$0.78	$0.72	$2.28	$2.12

Weighted Average Number of Shares Outstanding (000’s)
- Basic	1,984,643	1,997,721	1,991,091	1,996,376
- Diluted	1,998,673	2,006,785	2,005,381	2,005,677

* Includes excise, value-added and similar taxes.	$1,974	$2,182	$6,372	$6,455

Attachment 2

CHEVRON CORPORATION — FINANCIAL REVIEW

(Millions of Dollars)

(unaudited)

EARNINGS BY MAJOR OPERATING AREA	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
Upstream
United States	$1,508	$946	$4,907	$3,192
International	4,693	2,618	14,142	9,638

Total Upstream	6,201	3,564	19,049	12,830

Downstream
United States	704	349	1,710	864
International	1,282	216	1,942	872

Total Downstream	1,986	565	3,652	1,736

All Other (1)	(358)	(361)	(929)	(837)

Total (2)	$7,829	$3,768	$21,772	$13,729

SELECTED BALANCE SHEET ACCOUNT DATA	Sept. 30, 2011	Dec. 31, 2010
Cash and Cash Equivalents	$14,229	$14,060
Time Deposits	$5,858	$2,855
Marketable Securities	$248	$155
Total Assets	$204,099	$184,769
Total Debt	$9,743	$11,476
Total Chevron Corporation Stockholders’ Equity	$120,891	$105,081

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
CAPITAL AND EXPLORATORY EXPENDITURES (3)
United States
Upstream	$2,060	$736	$6,341	$2,268
Downstream	362	313	894	916
Other	109	80	455	182

Total United States	2,531	1,129	7,690	3,366
International
Upstream	4,583	4,716	12,444	11,488
Downstream	297	264	663	676
Other	2	3	5	7

Total International	4,882	4,983	13,112	12,171

Worldwide	$7,413	$6,112	$20,802	$15,537

(1) Includes mining operations, power generation businesses, worldwide cash management and debt financing activities, corporate administrative functions, insurance operations, real estate activities, alternative fuels and technology companies.
(2) Net Income Attributable to Chevron Corporation (See Attachment 1)
(3) Includes interest in affiliates:
United States	$55	$37	$194	$191
International	396	296	841	751

Total	$451	$333	$1,035	$942

Attachment 3

CHEVRON CORPORATION — FINANCIAL REVIEW

	Three Months Ended September 30		Nine Months Ended September 30
	2011	2010	2011	2010
OPERATING STATISTICS (1)
NET LIQUIDS PRODUCTION (MB/D): (2)
United States	453	482	471	492
International	1,353	1,422	1,389	1,423

Worldwide	1,806	1,904	1,860	1,915

NET NATURAL GAS PRODUCTION (MMCF/D): (3)
United States	1,260	1,255	1,276	1,317
International	3,496	3,748	3,663	3,723

Worldwide	4,756	5,003	4,939	5,040

TOTAL NET OIL-EQUIVALENT PRODUCTION (MB/D): (4)
United States	662	692	684	711
International	1,937	2,046	2,000	2,044

Worldwide	2,599	2,738	2,684	2,755

SALES OF NATURAL GAS (MMCF/D):
United States	5,812	6,091	5,767	5,956
International	4,303	4,597	4,375	4,486

Worldwide	10,115	10,688	10,142	10,442

SALES OF NATURAL GAS LIQUIDS (MB/D):
United States	160	157	160	162
International	78	104	87	103

Worldwide	238	261	247	265

SALES OF REFINED PRODUCTS (MB/D):
United States	1,252	1,343	1,267	1,367
International (5)	1,590	1,759	1,733	1,753

Worldwide	2,842	3,102	3,000	3,120

REFINERY INPUT (MB/D):
United States	897	880	883	895
International	882	1,027	977	991

Worldwide	1,779	1,907	1,860	1,886

(1) Includes interest in affiliates.
(2) Includes: Canada — Synthetic Oil	44	27	40	22
Venezuela Affiliate — Synthetic Oil	31	28	31	29
(3) Includes natural gas consumed in operations (MMCF/D):
United States	72	59	71	63
International	477	500	482	474
(4) Oil-equivalent production is the sum of net liquids production and net gas production. The oil-equivalent gas conversion ratio is 6,000 cubic feet of natural gas = 1 barrel of crude oil.
(5) Includes share of affiliate sales (MB/D):	500	568	549	551